EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
Wholly Owned Subsidiaries:
•	Movie-Forward Ltd. (incorporated in the British Virgin Islands)

•	Charm Hong Kong Limited (incorporated in Hong Kong)

•	Nanning Jetlong Technology Co., Ltd. (incorporated in the PRC)

•	Media Port Holdings Ltd. (incorporated in the British Virgin Islands)
Partially Owned Subsidiaries:
•	Posterscope (Hong Kong) Limited (incorporated in Hong Kong)

•	Beijing Vizeum Advertising Co., Ltd. (incorporated in the PRC)
Affiliated consolidated entities, each of which is incorporated in the PRC:
•	Beijing Xingyang Advertising Co., Ltd.

•	Xinyang Heli Advertising Co., Ltd.

•	Xinxin Charm Advertising Co., Ltd.

•	Yida Charm Advertising Co., Ltd.

•	Shidai Charm Advertising Co., Ltd.

•	Ruiyi Youshi Advertising Co., Ltd.

•	Shanghai Haobangyang Advertising Co., Ltd.

•	Hubei Haobangyang Advertising Co., Ltd.

•	Qinghai XStars Media Co., Ltd.

•	Qinghai Charm Advertising Co., Ltd.